Exhibit 99.1

Lifeway Foods® Delivers Highest Quarterly Net Sales in Company History, Extending Record Growth in Second Quarter 2026

$66.9 million in net sales, up 24.1% year-over-year and $3.9 million above the prior quarterly record

27th consecutive quarter of year-over-year net sales growth; first-half 2026 net sales reach $129.9 million, up 29.9%

Morton Grove, IL — August 13, 2026 — Lifeway Foods, Inc. (Nasdaq: LWAY) (“Lifeway” or “the Company”), the leading U.S. supplier of kefir and fermented probiotic foods, today announced financial results for the second quarter ended June 30, 2026.

“Lifeway delivered the highest quarterly net sales in Company history, reaching $66.9 million and exceeding our prior record by $3.9 million,” said Julie Smolyansky, President and Chief Executive Officer of Lifeway Foods. “Net sales increased 24% year-over-year, on top of a record second quarter in 2025, and marked our 27th consecutive quarter of year-over-year growth. As America’s original authentic kefir brand, Lifeway has spent 40 years building the trust, expertise, nationwide distribution and retailer relationships that underpin our category leadership. This sustained, volume-led performance demonstrates the strength of our brands and the repeatability of the consumer-growth platform we have built over nearly seven years.”

Ms. Smolyansky continued, “Demand remained robust even as elevated milk prices created the primary margin headwind. We view the current margin pressure as temporary and expect these pressures to subside as conditions normalize. Given the Company’s pricing power and the positive conventional milk cost outlook for 2027, coupled with the operational efficiencies from our ongoing investments, we expect gross margin and profitability to fully recover in 2027, with the opportunity to exceed the improvement achieved in the first quarter of 2026 as pricing actions layer in and operational improvements take effect. We enter the second half of 2026 with record first-half net sales of $129.9 million, significant new retail and foodservice distribution, and the planned completion of our transformative Waukesha expansion in early 2027. Together, these investments position Lifeway to reinforce its category leadership, serve growing demand and build long-term shareholder value.”

Second Quarter 2026 Highlights

•	Net Sales: $66.9 million, the highest quarterly net sales in Company history, up 24.1% year-over-year and 6.2% above the prior quarterly record of $63.0 million.
•	Gross Profit Margin: 19.5%, compared to 28.6% in the prior-year period, primarily reflecting elevated milk prices, temporary increases in resin costs for packaging and higher oil-related transportation costs.
•	Selling, general and administrative expenses were 18.4% of net sales, compared to 17.6% last year, reflecting continued investment in marketing and brand awareness.
•	Net Income: $0.1 million, or $0.01 per basic and diluted common share, compared to net income of $4.3 million, or $0.28 per basic and diluted common share, in the prior-year period.

Year-to-Date 2026 Highlights

•	Net Sales: $129.9 million, up 29.9% year-over-year.
•	Gross Profit Margin: 23.4%, compared to 26.4% in the prior-year period.
•	Selling, general and administrative expenses were 17.8% of net sales, compared to 18.8% last year, reflecting continued investment in marketing and brand awareness.
•	Net Income: $4.8 million, or $0.32 per basic and $0.31 per diluted common share, compared to net income of $7.8 million, or $0.51 per basic and diluted common share, in the prior-year period.

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Historic Growth Record

•	27 consecutive quarters of year-over-year net sales growth – nearly seven years of uninterrupted quarterly growth.
•	Four consecutive years of record annual net sales from 2022 through 2025, increasing from $141.6 million to $212.5 million – a cumulative increase of 50.1%.
•	First-half 2026 net sales of $129.9 million increased 29.9% year-over-year and equaled approximately 61% of full-year 2025 net sales.
•	Second-quarter 2026 net sales of $66.9 million set a new quarterly record, surpassing the previous record of $63.0 million established in the first quarter of 2026.

Forty Years of Category Leadership and Cultural Relevance

The Company marked its 40th anniversary and National Kefir Day with a nationwide celebration anchored by The Lifeway Kefir Shop, an immersive SoHo pop-up featuring custom smoothies, exclusive merchandise and a VIP preview with U.S. soccer star Rose Lavelle, followed by a live performance from Cannons. Lifeway also brought the celebration into the energy surrounding this summer’s global soccer tournament through in-person activations in host cities and an online extension featuring recipes designed for at-home viewing parties.

Beyond New York, Lifeway brought sampling and consumer activations to Chicago, Miami and Los Angeles, including a presence at Lollapalooza. The campaign extended digitally through Lifeway’s viral frozen-fruit-and-kefir ice cream hack, which generated more than 50 million views and demonstrated Lifeway’s ability to convert cultural relevance into broad consumer discovery and retail interest.

Expanding Distribution Across Retail and Foodservice

Lifeway continues to expand distribution across mass retail, natural grocery and foodservice, gaining momentum with new placements for emerging innovation and established product lines in both national and regional grocers. Recent and upcoming gains are broadening the reach of Lifeway Kefir, Muscle Mates, Kefir Butter, Farmer Cheese and Organic Farmer Cheese to thousands of retail placements nationwide, broadening access to new consumers and increasing consumption occasions.

Meanwhile, Lifeway is extending beyond the traditional grocery aisle through our growing foodservice presence, including campus dining and emerging, on-trend frozen yogurt concepts. These wins demonstrate the Company’s ability to scale new products, grow legacy offerings and diversify our channels of distribution.

Industry Recognition

This summer, President and Chief Executive Officer Julie Smolyansky was inducted into the Specialty Food Association Hall of Fame alongside industry leaders and pioneers. The honor recognizes Ms. Smolyansky’s leadership in transforming kefir from a niche product into a mainstream functional-food category, driving sustained growth and innovation at Lifeway, advancing consumer understanding of probiotics and gut health, and expanding access to cultured dairy for millions of consumers.

Conference Call and Webcast

A webcast with Lifeway’s President and Chief Executive Officer discussing these results with additional comments and details is available through the “Investor Relations” section of the Company’s website at https://lifewaykefir.com/webinars-reports/.

About Lifeway Foods, Inc.

Lifeway Foods, Inc. is the brand that introduced kefir to generations of American consumers. For 40 years, Lifeway has defined authentic, real kefir in the U.S. market while building the expertise, consumer trust and scale that support its category leadership. The Company has been recognized as one of America’s Growth Leaders by TIME, as Dairy Foods’ Processor of the Year 2025, as one of Forbes’ Best Small Companies and on Inc.’s 2025 Best in Business list in the Best Challenger Brands category. In addition to its drinkable kefir portfolio, Lifeway produces Farmer Cheese – a 40-year legacy line now expanding to mass retail – Kefir Butter, Muscle Mates™, a variety of cheeses and ProBugs® for kids. Lifeway products are sold across the United States, Mexico, the United Arab Emirates, Central America and the Caribbean. Learn more at lifewayfoods.com.

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Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, unaudited estimated net sales. These statements use words, and variations of words, such as “anticipate,” “plan,” “project,” “estimate,” “potential,” “forecast,” “will,” “continue,” “future,” “increase,” “believe,” “outlook,” “expect,” and “predict.” You are cautioned not to rely on these forward-looking statements. These forward-looking statements are made as of the date of this press release, are based on current expectations of future events and thus are inherently subject to a number of risks and uncertainties, many of which involve factors or circumstances beyond Lifeway’s control. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from Lifeway’s expectations and projections. These risks, uncertainties, and other factors include: price competition; the decisions of customers or consumers; the actions of competitors; changes in the pricing of commodities; the effects of government regulation; possible delays in the introduction of new products; and customer acceptance of products and services. A further list and description of these risks, uncertainties, and other factors can be found in Lifeway’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Copies of these filings are available online at https://www.sec.gov, http://lifewaykefir.com/investor-relations/, or on request from Lifeway. Lifeway expressly disclaims any obligation to update any forward-looking statements (including, without limitation, to reflect changed assumptions, the occurrence of anticipated or unanticipated events or new information), except as required by law.

Derek Miller

Vice President of Communications, Lifeway Foods
Email: derekm@lifeway.net

General inquiries:

Lifeway Foods, Inc.

Phone: 847-967-1010

Email: info@lifeway.net

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LIFEWAY FOODS, INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

June 30, 2026 and December 31, 2025

(In thousands)

	June 30, 2026	December 31,
	(Unaudited)	2025
Current assets
Cash and cash equivalents	$7,087	$5,571
Accounts receivable, net of allowance for credit losses and discounts & allowances of $2,800 and $1,730 at June 30, 2026 and December 31, 2025, respectively	22,861	16,643
Inventories, net	13,987	11,890
Prepaid expenses and other current assets	2,526	2,627
Refundable income taxes	728	325
Total current assets	47,189	37,056

Property, plant and equipment, net	65,596	48,282
Operating lease right-of-use asset	521	465
Goodwill	11,704	11,704
Intangible assets, net	5,548	5,818
Other assets	1,841	2,285
Total assets	$132,399	$105,610

Current liabilities
Accounts payable	$17,483	$11,008
Accrued expenses	4,745	5,413
Accrued income taxes	304	218
Total current liabilities	22,532	16,639

Line of credit	21,945	–
Operating lease liabilities	393	360
Deferred income taxes, net	2,792	2,792
Other long-term liabilities	163	–
Total liabilities	47,825	19,791

Commitments and contingencies (Note 9)	–	–

Stockholders’ equity
Preferred stock, no par value; 2,500 shares authorized; none issued	–	–
Common stock, no par value; 40,000 shares authorized; 17,274 shares issued; 15,105 and 15,232 outstanding at June 30, 2026 and December 31, 2025, respectively	6,509	6,509
Treasury stock, at cost	(17,217)	(13,214)
Paid-in capital	1,800	3,843
Retained earnings	93,482	88,681
Total stockholders’ equity	84,574	85,819

Total liabilities and stockholders’ equity	$132,399	$105,610

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LIFEWAY FOODS, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

For the three and six months ended June 30, 2026 and 2025

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Net sales	$66,893	$53,901	$129,905	$99,992

Cost of goods sold	52,859	37,669	97,600	71,923
Depreciation expense	1,008	832	1,928	1,634
Total cost of goods sold	53,867	38,501	99,528	73,557

Gross profit	13,026	15,400	30,377	26,435

Selling expense	7,634	4,718	13,822	9,416
General and administrative expense	4,657	4,752	9,360	9,380
Amortization expense	135	135	270	270
Total operating expenses	12,426	9,605	23,452	19,066

Income from operations	600	5,795	6,925	7,369

Other income (expense):
Interest expense	(215)	(21)	(283)	(35)
Fair Value Loss on investments	–	–	–	(20)
Gain on sale of investments	–	55	–	3,407
Other income (expense), net	22	82	22	156
Total other income (expense)	(193)	116	(261)	3,508

Income before provision for income taxes	407	5,911	6,664	10,877

Provision for income taxes	280	1,662	1,863	3,088

Net income	$127	$4,249	$4,801	$7,789

Net earnings per common share:
Basic	$0.01	$0.28	$0.32	$0.51
Diluted	$0.01	$0.28	$0.31	$0.51

Weighted average common shares outstanding:
Basic	15,161	15,206	15,209	15,170
Diluted	15,289	15,390	15,334	15,359

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LIFEWAY FOODS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Six months ended June 30,
	2026	2025
Cash flows from operating activities:
Net income	$4,801	$7,789
Adjustments to reconcile net income to operating cash flow:
Depreciation and amortization	2,198	1,904
Stock-based compensation	1,083	927
Non-cash interest expense	11	9
Bad debt expense	87	–
Gain on sale of equipment	(19)	(115)
Gain on sale of investments	–	(3,407)
Fair value loss on investment	–	20
(Increase) decrease in operating assets:
Accounts receivable	(6,305)	(640)
Inventories	(2,097)	(1,546)
Prepaid expenses and other current assets	297	322
Refundable income taxes	(404)	631
Increase (decrease) in operating liabilities:
Accounts payable	6,739	500
Accrued expenses	(2,601)	(2,632)
Accrued income taxes	86	–
Other long-term liabilities	163	–
Net cash provided by operating activities	4,039	3,762

Cash flows from investing activities:
Purchases of property and equipment	(19,505)	(4,526)
Proceeds from sale of equipment	223	115
Proceeds from sale of investments	–	5,206
Net cash (used in) provided by investing activities	(19,282)	795

Cash flows from financing activities:
Purchase of treasury stock	(4,937)	–
Borrowings under line of credit	23,000	–
Repayments under line of credit	(1,000)	–
Payment of deferred financing costs	(21)	(65)
Equity award settled in cash	(283)	–
Net cash provided by (used in) financing activities	16,759	(65)

Net increase in cash and cash equivalents	1,516	4,492

Cash and cash equivalents at the beginning of the period	5,571	16,728

Cash and cash equivalents at the end of the period	$7,087	$21,220

Supplemental cash flow information:
Cash paid for income taxes, net of (refunds)	$2,180	$2,457
Cash paid for interest	$200	$26

Non-cash investing activities
Accrued purchase of property and equipment	$512	$1,083
Right-of-use assets obtained in exchange for lease obligations	$119	$196

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